EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Anebulo Pharmaceuticals, Inc. on Form S-8 to be filed on or about April 21, 2022 of our report dated September 22, 2021, on our audits of the financial statements as of June 30, 2021 and 2020 and for the year ended June 30, 2021 and the period from April 23, 2020 (inception) to June 30, 2020, which report was included in the Annual Report on Form 10-K filed September 22, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
April 21, 2022